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+--------+
| FORM 4 |                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                                  Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Lindholm                        Randy                           D.
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        (Last)                      (First)                        (Middle)

    46107 Landing Parkway
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                                   (Street)

    Fremont, CA 94538
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  VidaMed, Inc. (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                ----------------------------------------------------------------

4.  Statement for Month/Year       May 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)
    President, Chief Executive Officer and Chairman of the Board
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

     X   Form filed by One Reporting Person
    ---
    ____ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of      2. Transaction  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   Security         Date            action          or Disposed of (D)                Securities           ship          of In-
   (Instr. 3)                       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                    (Month/         (Instr. 8)                                        Owned at             Direct        Bene-
                    Day/                                                              End of               (D) or        ficial
                    Year)                                                             Month                Indirect      Owner-
                                                                                      (Instr. 3 and 4)     (I)           ship
                                                                                                           (Instr. 4)    (Instr. 4)
                                 -----------------------------------------------
                                  Code    V      Amount     (A) or (D)   Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     5/24/00         P               2,000      A            $1.625        26,327                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form display SEC 1474 (7-97) a currently valid OMB control number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               or Exercise         action              tion Code              ative Securities
                                      Price of            Date                (Instr. 8)             Acquired (A) or
                                      Derivative                                                     Disposed of (D)
                                      Security            (Month/                                    (Instr. 3, 4, and 5)
                                                          Day/Year)


                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option              $1.6875             4/19/00              A        V                 533,000
   (right to buy)
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
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  6. Date Exercisable    7. Title and Amount of       8. Price of         9. Number             10. Ownership        11. Nature of
     and                    Underlying Securities        Derivative          of Derivative          Form of              Indirect
     Expiration             (Instr. 3 and 4)             Security            Securities             Derivative           Beneficial
     Date (Month/                                        (Instr. 5)          Beneficially           Securities           Ownership
     Day/Year)                                                               Owned at End           Beneficially         (Instr. 4)
                                                                             of Month               Owned at
                                                                             (Instr. 4)             End of
   ------------------------------------------------                                                 Month(1)
   Date       Expira-                  Amount or                                                    (Instr. 4)
   Exer-      tion          Title      Number of
   cisable    Date                     Shares

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
(1)           6/24/10      Common      533,000                            533,000               D
                           Stock
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

Explanation of Responses:
(1) One-fourth vests on 6/25/00 and 1/48th of the total number of shares per month thereafter, until fully exercisable

                              /s/ Randy D. Lindholm                5/31/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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